Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS
AND CONSOLIDATED FINANCIAL STATEMENTS

Horizon Acquisition Parent, LLC
and Subsidiaries

December 31, 2023 and 2022

MOSSADAMS

Report of Independent Auditors

The Board of Directors

Horizon Acquisition Parent, LLC and

Subsidiaries

Report on the Financial Statements

Opinion

We have audited the consolidated financial statements of Horizon Acquisition Parent, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive loss, changes in members’ equity, and cash flows for the years ended December 31, 2023 and 2022, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Horizon Acquisition Parent, LLC and Subsidiaries as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Horizon Acquisition Parent, LLC and Subsidiaries, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Horizon Acquisition Parent, LLC and Subsidiaries’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Horizon Acquisition Parent, LLC and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Horizon Acquisition Parent, LLC and Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Moss Adams LLP

Overland Park, Kansas

March 29, 2024

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Consolidated Financial Statements

Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,807,666	$1,731,625
Accounts receivable - subscriber and network partners, less allowance for credit losses of approximately $424,000 as of December 31, 2023 and $273,000 as of December 31, 2022	5,278,029	3,994,912
Accounts receivable - interexchange carriers and federal support, less allowance for credit losses of approximately $65,000 as of December 31, 2023 and $65,000 as of December 31, 2022	474,058	513,407
Accounts receivable - other	311,825	279,554
Income tax receivable	163,594	163,594
Inventories	36,704,245	38,534,147
Prepaid expenses and other current assets	2,472,833	2,056,519

Total current assets	53,212,250	47,273,758

OTHER ASSETS
Other investments	1,700,176	1,755,149
Lease right-of-use assets, financing	811,117	660,561
Lease right-of-use assets, operating	9,133,908	8,192,955
Other noncurrent assets	2,703,290	2,799,823
Intangibles, net	2,352,765	3,274,914
Goodwill	88,545,893	88,545,893
Total other assets	105,247,149	105,229,295
PROPERTY, PLANT, AND EQUIPMENT
Plant in service	289,574,658	231,826,775
Plant under construction	52,746,061	52,228,076
	342,320,719	284,054,851
Less accumulated depreciation	(68,553,690)	(55,278,900)
Net property, plant, and equipment	273,767,029	228,775,951
TOTAL ASSETS	$432,226,428	$381,279,004

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Current portion, long-term debt	$3,081,563	$—
Current portion, lease liability, financing	198,564	147,742
Current portion, lease liability, operating	1,094,930	988,094
Accounts payable	781,575	6,842,283
Other accrued liabilities	15,393,658	12,203,243
Deferred revenue	2,248,742	2,108,666
Total current liabilities	22,799,032	22,290,028
LONG-TERM DEBT	247,767,962	240,674,005
OTHER LIABILITIES AND DEFERRED CREDITS
Deferred income taxes, net	1,529,942	7,323,431
Postretirement benefit obligation	85,554	99,137
Pension benefit obligation	736,449	1,874,024
Noncurrent lease liability, financing	520,839	499,975
Noncurrent lease liability, operating	4,529,139	4,245,173
Deferred revenue - other	25,562,160	15,445,229
Total other liabilities and deferred credits	32,964,083	29,486,969
MEMBERS' EQUITY
Members' capital	186,516,872	123,696,254
Accumulated other comprehensive loss, net of income tax benefit	(3,429,061)	(4,230,709)
Accumulated deficit	(54,392,460)	(30,637,543)
Total members' equity	128,695,351	88,828,002
TOTAL LIABILITIES AND MEMBERS' EQUITY	$432,226,428	$381,279,004

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

	2023	2022
OPERATING REVENUE
Service revenue	$66,687,095	$64,738,849

OPERATING EXPENSE
Cost of service	27,248,882	24,896,256
General and administrative	17,682,346	14,423,070
Marketing and selling	9,241,975	7,776,739
Depreciation and amortization	17,171,124	14,292,762
Management fees	576,113	511,114
Total operating expense	71,920,440	61,899,941
Operating income (loss)	(5,233,345)	2,838,908

NONOPERATING EXPENSE
Interest expense	(24,810,686)	(17,318,702)
Loss on extinguishment of debt	—	(1,515,900)
Other nonoperating income (expense)	(10,419)	537,564
Total nonoperating expense	(24,821,105)	(18,297,038)
Loss before income taxes	(30,054,450)	(15,458,130)

INCOME TAX BENEFIT	6,299,533	3,419,698

NET LOSS	$(23,754,917)	$(12,038,432)

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2023 and 2022

	2023	2022

NET LOSS	$(23,754,917)	$(12,038,432)

OTHER COMPREHENSIVE INCOME

PENSION
Amortization of net loss included in net periodic benefit expense	527,009	453,390
Actuarial gain	980,182	244,291

OTHER POSTRETIREMENT BENEFITS
Amortization of prior service credit and net loss included in net periodic benefit expense	(366,357)	(334,498)
Actuarial gain	—	211,000
Subtotal	1,140,834	574,183
Income tax effect	(339,186)	(125,114)

OTHER COMPREHENSIVE INCOME	801,648	449,069

COMPREHENSIVE LOSS	$(22,953,269)	$(11,589,363)

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

Years Ended December 31, 2023 and 2022

	Member’s Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Members’ Equity

December 31, 2021	$123,152,224	$(4,679,778)	$(18,599,111)	$99,873,335
Net loss	—	—	(12,038,432)	(12,038,432)
Other comprehensive income, net	—	449,069	—	449,069
Equity-based compensation	544,030	—	—	544,030
December 31, 2022	123,696,254	(4,230,709)	(30,637,543)	88,828,002
Net loss	—	—	(23,754,917)	(23,754,917)
Other comprehensive income, net	—	801,648	—	801,648
Issuance of Class A Units	27,000,000	—	—	27,000,000
Issuance of Series A Preferred Units	34,600,000	—	—	34,600,000
Equity-based compensation	1,220,618	—	—	1,220,618
December 31, 2023	$186,516,872	$(3,429,061)	$(54,392,460)	$128,695,351

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,754,917)	$(12,038,432)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	17,171,124	14,292,762
Loss on extinguishment of debt	—	1,515,900
Deferred income tax	(6,051,208)	(3,474,145)
Incentive unit compensation expense	1,220,619	544,031
Amortization of deferred loan costs	1,287,742	1,682,792
Accrued PIK interest	5,352,778	4,470,306
Provision for credit loss expense	155,967	78,924
Changes in operating assets and liabilities
Accounts receivable	(1,432,006)	(851,054)
Income taxes payable	—	26,765
Prepaid expenses and other current assets	(416,314)	(312,890)
Accounts payable	(6,060,708)	1,338,353
Accrued liabilities	3,488,146	6,555,229
Pension benefit obligation	262,583	(357,485)
Postretirement benefit obligation	(354,372)	(348,826)
Change in other assets and liabilities, net	(699,705)	(2,563,876)

Net cash from operating activities	(9,830,271)	10,558,354

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net	(59,307,153)	(74,979,675)
Purchase of intangible assets	—	(3,063,955)
Materials and supplies	1,829,902	(28,689,799)
Proceeds (costs) from plant retirements	(586,452)	33,002

Net cash from investing activities	(58,063,703)	(106,700,427)

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	2023	2022

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	$5,000,000	$272,259,451
Payments on long-term debt	(1,465,000)	(183,646,837)
Grant proceeds	9,018,908	9,018,908
Payments on financing leases	(183,893)	(30,187)
Proceeds from Class A units	27,000,000	—
Proceeds from Series A preferred units	34,600,000	—
Debt issuance costs	—	(7,000,546)

Net cash from financing activities	73,970,015	90,600,789

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,076,041	(5,541,284)

CASH AND CASH EQUIVALENTS, at beginning of year	1,731,625	7,272,909

CASH AND CASH EQUIVALENTS, at end of year	$7,807,666	$1,731,625

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for
Income taxes	$29,500	$33,199
Interest, net of amounts capitalized	$17,481,742	$12,123,308

SUPPLEMENTAL DISCLOSURES OF NONCASH
INVESTMENT AND FINANCING ACTIVITIES
Increase in PIK notes outstanding from accrued interest	$5,352,778	$3,449,738

See accompanying notes.

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Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Business organization and principles of consolidation – The accompanying consolidated financial statements reflect the operations of Horizon Acquisition Parent, LLC and its subsidiaries, collectively referred to as the Company. Horizon Acquisition Parent, LLC is comprised of Horizon Telcom, Inc. (Horizon), a parent and holding company for the following; The Chillicothe Telephone Company (Chillicothe Telephone), a regional fiber optic transport provider and a local voice, video, data, and fiber- to-the-home (FTTH) service provider; Infinity Fiber, LLC provides a long-haul fiber network from Indianapolis to Chicago; Urban Systems, LLC provides a fiber and conduit network in downtown Indianapolis; Horizon Technology, Inc. (Horizon Technology); and Horizon Services, Inc. (Horizon Services). Both Horizon Technology and Horizon Services are inactive subsidiaries at December 31, 2023 and 2022, respectively. All material intercompany transactions and balances have been eliminated in consolidation.

Chillicothe Telephone provides fiber optic-based carrier services over its extensive regional network and the networks of vendor carriers. These services include carrier Ethernet, internet access, leased dark fiber and voice communication to wireless service providers, carriers, health care providers, educational institutions, government agencies, and enterprises in Ohio and surrounding states.

Chillicothe Telephone also provides residential broadband, video, and voice services via FTTH outside of its ILEC service territory. In addition, Chillicothe Telephone provides services, primarily in Ross County, Ohio, traditionally provided as an Incumbent Local Exchange Carrier (ILEC). These services include switched wireline voice communications, video and Internet access provided to commercial, residential, and small business customers.

Accounting for regulation – Chillicothe Telephone is subject to rate regulation and follows the accounting and reporting requirements set forth by the Regulated Operations Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). This guidance provides that rate-regulated public utilities account for revenues and expenses in addition to reporting assets and liabilities consistent with the economic effect of the way in which regulators establish rates.

Accounting estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates include goodwill impairment, depreciation expense, amortization periods for customer acquisition costs included in contract assets, deferred income taxes, and defined benefit obligations.

Cash and cash equivalents – For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, money market accounts, U.S. treasury bills, corporate bonds, and investments in commercial paper with original maturities of three months or less.

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Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Valuation of accounts receivable – Accounts receivable are stated at the amount management expects to collect on outstanding balances. The Company reviews the collectability of accounts receivable based upon an analysis of outstanding receivables, historical collection information, and existing economic conditions. Receivables from customers are due 30 days after issuance of the subscriber bills. Estimates are used in determining the allowance for credit, which is based on a percentage of the accounts receivable by aging category for subscribers and by specific identification for other receivables. The percentage is derived by considering the historical collections and write-off experience, current aging of the accounts receivable, and credit quality trends. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentration of credit risk – The Company maintains cash and cash equivalents in an account with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation (FDIC) which is $250,000 per institution. Management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

Accounts receivable from a tower customer represented 44% and 42% of the Company’s net accounts receivable from subscribers and network partners at December 31, 2023 and 2022, respectively.

Other financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable from subscribers. Management believes the risk is limited due to the number of customers comprising the Company’s customer base.

Inventories – Inventories consist of materials and supplies for both regulated and nonregulated construction activities and are stated at the lower of weighted-average cost or net realizable value. Inventories also consist of equipment to be used in the installation of services or items held for resale, as well as costs related to direct sales orders in process. Management reviews and records adjustments to net realizable value using a reserve against inventory.

Other investments – Other investments consist primarily of investments in lending institutions and nonmarketable stock of telephone industry corporations. Other investments are carried at cost, as the investments do not have any readily determinable fair values.

Goodwill and other intangibles – Goodwill represents the excess of the purchase price over the fair value of net assets (including separately recognized intangible assets) acquired. Definite-lived intangibles are amortized on straight-line basis over the assets estimated remaining useful life. Goodwill and other intangible assets with indefinite lives are not amortized but are reviewed at least annually for impairment. Management reviews the estimated fair market value to determine whether it’s more likely than not that the fair value of a reporting unit is less than its carrying amount. This review considers the macroeconomic conditions in the industry, the market considerations of the business unit, cost factors and the overall financial performance of the business unit. The Company considers its collective operations as the “business unit”.

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Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Property, plant, and equipment – Property, plant, and equipment, including improvements that extend useful lives, are stated at cost, while maintenance and repairs are charged to operations as incurred.

Plant under construction includes expenditures for the purchase of capital equipment, construction, and items, such as direct payroll and related benefits and interest capitalized during construction. The Company uses its average monthly cost of debt rate applied to open construction work order balances to determine capitalized interest.

Property, plant, and equipment are depreciated using straight-line methods over their estimated useful lives. In accordance with composite group depreciation methodology, when a portion of the Company’s depreciable property, plant, and equipment is retired in the ordinary course of business, the original cost, including salvage and cost of removal, is charged to accumulated depreciation.

Debt issuance costs – The costs incurred in connection with the issuance of debt obligations, principally financing and legal costs, are capitalized and amortized to interest expense over the life of the related debt obligations using the straight-line basis. The unamortized balance is presented as a reduction to the outstanding debt obligations.

Other noncurrent assets – Other noncurrent assets are primarily comprised of deferred commissions related to obtaining a customer contract and other contract assets.

Impairment of long-lived assets – Long-lived assets, such as property, plant, and equipment and other definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases. At December 31, 2023 and 2022, the Company did not identify impaired long-lived assets.

Leases – An agreement is determined to be a lease if it conveys to the Company the right to control the use of an identified asset for a period of time in exchange for consideration. This determination is made at contract inception. For leases with a term greater than 12 months, the Company recognizes a right-of-use (ROU) asset and a lease liability based on the present value of lease payments over the lease term. The Company adopted the practical expedient to use a risk-free rate to calculate the present value of the lease payments. The risk-free rate used is determined on the date the lease commences.

Comprehensive income – Comprehensive income is defined as the change in equity of a business during a period as a result of net income and other gains and losses affecting equity that, under accounting principles generally accepted in the United States of America, are excluded from net income. Accumulated other comprehensive loss includes adjustments to reflect the effect from actuarial adjustments on the Company’s defined benefit pension and postretirement plans.

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Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Revenue recognition – The Company provides fiber transport revenues that are derived from carrier Ethernet, internet access, and leased dark fiber. Revenues are billed in advance but recognized in the month that service is provided. Fiber transport revenues also include dark fiber Indefeasible rights-of-use (IRU) purchases and non-recurring installation charges which are generally deferred and recognized over the term of the non-recurring contract period. Enterprise and tower customers typically have contracts with defined terms of service from one to seven years. Carrier customers typically have contracts with defined terms of service from five to twenty years, depending on type of service.

The Company also provides wireline voice, video, and internet in its role as Incumbent Local Exchange Carrier to customers within its ILEC geographic footprint. Outside of the ILEC, Chillicothe Telephone provides residential broadband, video, and voice services via FTTH. The majority of Company’s end user customer revenue is based on month-to-month contracts for residential customers, and one to five years for small business enterprise customers. Monthly service fees derived from wireline voice, internet, and video services are billed in advance but recognized in the month that service is provided.

Usage sensitive revenues, such as access (revenues earned from originating/terminating long-distance calls) and long-distance calls are generally billed as per-minute charges and are billed in arrears.

Estimated unbilled amounts are accrued at the end of each month.

Other revenues include security monitoring, equipment systems sales and directory advertising revenues. Security monitoring revenues are monthly service fees and other charges billed to customers receiving Chillicothe Telephone’s security monitoring services. Equipment systems sales revenues consist of sales made by Chillicothe Telephone to various business or residential customers for equipment.

Customer contracts that include both equipment and services are evaluated to determine whether performance obligations are separable. If the performance obligations are deemed separable and separate earnings process exists, the total transaction price with the customer is allocated to each performance obligation based on the relative standalone selling price of the separate performance obligation. The standalone selling price is the price charged to similar customers for the individual services or equipment. Discounts for bundled services are allocated proportionately to each service based on their relative standalone selling prices.

Recognition periods for deferred revenues vary. Deferred revenues are primarily related to upfront non- recurring installation charges and are recognized on a straight-line basis over the term of the contract or agreement.

The Company receives Universal Service Fund (USF) settlements to provide assistance with the cost of providing telecommunications service to high-cost areas. USF settlements primarily consists of funds received from the Alternative Connect America Fund (ACAM) and Connect America Fund Intercarrier Compensation (CAF-ICC). ACAM support is based on an amount determined by the FCC, which is pre-determined for 12 years and requires build-out obligations be met beginning in 2021. Under current regulations, the Company’s ACAM funding will sunset at the end of 2028. Support from the CAF-ICC is based on historical frozen amounts related to 2011 investment and expenses associated with the switching function and certain 2011 intrastate access revenues, which together make up the CAF-ICC base. The CAF-ICC base will be reduced by 5% each year in the determination of CAF-ICC support.

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Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Regulation – The Company’s services are subject to rate regulation as follows:

•	Local telephone and intrastate access revenues are regulated by the Public Utilities Commission of Ohio (PUCO). The FCC also has assumed preemptive authority to regulate intrastate telecommunications services, including terminating intrastate access rates.

•	Interstate access revenues are regulated by the FCC.

•	Universal Service support revenues are administered by Universal Service Administrative Company (USAC), based on rules established by the FCC.

Concentration of revenue – The Company receives a significant portion of its annual revenues from fiber transport to wireless telecommunications providers included in tower revenues. Revenue from a tower customer accounted for 25% of net operating revenues during the year ended December 31, 2023, and 24% during the year ended December 31, 2022.

Advertising costs – Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $1,924,147 during the year ended December 31, 2023, and $1,418,852 during the year ended December 31, 2022.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the Company’s ability to realize deferred tax assets, management considers whether it is more-likely-than-not that some or all of the assets will not be realized. Management considers, among other things, the scheduled reversal of deferred tax assets and liabilities and estimates of future taxable income in making this assessment, as well as the outcome of any uncertainties. The Company determined a valuation allowance for deferred tax assets is not necessary as of December 31, 2023 and 2022.

The Company records uncertain tax positions if the likelihood the position will be sustained upon examination is less than 50%. As of December 31, 2023 and 2022, the Company had no accrued amounts related to uncertain tax positions. Interest and penalties, if any, are recorded as interest expense and other expense, respectively.

Union representation – At December 31, 2023 and 2022, the Company had approximately 21% of its work force represented by a union. The Company signed a new union contract was effective May 16, 2023, which expires on November 15, 2027.

15

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Taxes imposed by governmental authorities – The Company is subject to taxes assessed by various governmental authorities on many different types of revenue transactions with its customers. These specific taxes are charged to and collected from the Company’s customers and subsequently remitted to the appropriate taxing authority. The taxes are accounted for on a net basis and excluded from revenues.

Fair value measurement – Fair value represents the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The Company follows a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following are the three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets and liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value measurement guidance is applicable to the Company in the following areas:

•	Financial Instruments

•	Benefit Plan Assets

•	Incentive Unit-Based Compensation

The estimates of fair value require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and cash equivalents, current receivables, current payables, and certain other short-term financial instruments are all short term in nature, their carrying amounts approximate fair value. The carrying values of the pension and other postretirement benefit obligations approximate fair value as plan assets are recorded at fair value and the benefit obligation is adjusted annually based on changes in discount rates. Other investments are not intended for resale and are not readily marketable; thus, a reasonable estimate of fair value is not practical. The fair value of long-term debt is carried at cost, which approximates fair value.

Recently adopted accounting standards – As of January 1, 2023, the Company adopted FASB Accounting Standards Update (ASU) No. 2016-13, Measurement of Credit Losses on Financial Instruments-Credit Losses (Topic 326). The ASU is applicable to certain financial assets measured at amortized cost and other commitments that may require annual credit exposure assessments. The adoption of this new standard did not have a material impact on the financial statements and related disclosures.

Reclassifications – Certain reclassifications have been made to the 2022 consolidated financial statements to conform to the 2023 presentation. These reclassifications had no effect on net loss or members’ equity as previously reported.

16

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Subsequent events – Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements are available to be issued.

The Company has evaluated subsequent events through March 29, 2024, which is the date the consolidated financial statements are available to be issued.

Note 2 – Revenue from Contracts with Customers

The following tables provide disaggregation of revenue from contracts with customers:

	Year Ended December 31, 2023
	Revenue from Contracts with Customers	Other Revenue	Total

Tower	$20,445,939	$—	$20,445,939
Enterprise	17,305,106	—	17,305,106
Broadband	7,490,707	—	7,490,707
Voice	5,156,115	—	5,156,115
Video	3,173,530	—	3,173,530
IRU and government grants	—	5,757,817	5,757,817
USF Support and intercarrier	1,640,497	4,727,734	6,368,231
Other	—	989,650	989,650
Total	$55,211,894	$11,475,201	$66,687,095

	Year Ended December 31, 2022
	Revenue from Contracts with Customers	Other Revenue	Total

Tower	$20,320,051	$—	$20,320,051
Enterprise	16,488,853	—	16,488,853
Broadband	5,982,752	—	5,982,752
Voice	5,245,738	—	5,245,738
Video	3,061,941	—	3,061,941
IRU and government grants	—	4,899,804	4,899,804
USF Support and intercarrier	2,108,601	5,269,170	7,377,771
Other	—	1,361,939	1,361,939
Total	$53,207,936	$11,530,913	$64,738,849

17

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Operating revenue from from federal universal service programs and leasing arranagements are not considered revenue from contracts with customers and are specifically scoped out of ASC 606.

Substantially all of the Company’s revenue from services is recognized over time as customers receive the services (output method). Revenue from sales of equipment or other nonrecurring services that are separable as a standalone performance obligation are recognized at a point in time when control of the equipment is transferred or when service is rendered. Revenue falling into “point in time” recognition is immaterial.

Contracts with customers that generate contract assets generally include arrangements for services that are billed after services are provided such as access charges for other telecommunications carrier’s use of the Company’s network and long-distance services. Contract assets resulting from services that are billed after the services are provided are reported as unbilled in accounts receivable and other current assets. Contract liabilities are classified as other current liabilities and deferred revenues and have amortization periods ranging from approximately one to twenty years.

Contract assets also include certain incremental costs to obtain contracts that the Company expects to recover. These costs consist primarily of sales commissions and other directly related incentive compensation payments which are dependent upon, and paid upon, successfully entering individual customer contracts. Contract assets associated with customer acquisition costs are included in other current assets or other noncurrent assets, depending on the term of the contract sold. These assets are generally amortized to sales expense over a five-year period and amortization expense was $758,379 during 2023 and $467,875 during 2022. In the event a contract with a customer is cancelled or modified, the unamortized portion of the associated contract asset is written off or adjusted as required.

The following table summarizes contract assets and liabilities accounted for under ASC 606:

	Contract Assets	Contract Liabilities

Balance at December 31, 2021	$995,313	$6,601,838
Balance at December 31, 2022	$1,958,550	$8,359,704
Balance at December 31, 2023	$2,399,350	$9,610,600

The cost of the Company's network and related equipment, and enhancements to the network required under customer contracts, is accounted for in accordance with ASC 360, Property, Plant, and Equipment. Customer premise equipment constitutes a separate performance obligation under the contract and is sold to the customer. Retail operations include equipment that is sold to the customer and is accounted for in accordance with ASC 330, Inventory.

18

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 3 – Other Investments

Other investments consist of the following at December 31:

	2023	2022

CoBank stock	$1,625,649	$1,625,649
RTFC	—	68,623
Comnet	18,500	18,500
NISC	56,027	42,377
Total	$1,700,176	$1,755,149

CoBank is a financing entity from which the Company has borrowed funds and is owned and controlled by its customers. The Company shared in the net income of CoBank in the years it had outstanding debt with CoBank through the allocation of patronage. Patronage ownership is subject to general retirement practices. The payback period is expected to be three to four years.

19

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4 – Goodwill and Other Intangible Assets

The Company has recognized goodwill, customer relationships, and trade name in connection with its acquisition and merger. Goodwill and other intangible assets consisted of the following at December 31:

	2023
	Life (years)	Cost	Accumulated Amortization	Net
Goodwill	Indefinite	$88,545,893	$—	$88,545,893
Customer relationships	8	672,000	(469,000)	203,000
Customer contracts	3.5	3,063,955	(1,604,929)	1,459,026
Trade name	15	941,000	(350,261)	590,739
Total		93,222,848	(2,424,190)	90,798,658

	2022
	Life (years)	Cost	Accumulated Amortization	Net
Goodwill	Indefinite	$88,545,893	$—	$88,545,893
Customer relationships	8	672,000	(385,000)	287,000
Customer contracts	3.5	3,063,955	(729,513)	2,334,442
Trade name	15	941,000	(287,528)	653,472
Total		93,222,848	(1,402,041)	91,820,807

Amortization of intangible assets totaled $1,022,149 and $876,246 for the years ended December 31, 2023 and 2022, respectively. Future amortization of intangible assets is estimated to be approximately $1,022,000 for 2024; $730,000 for 2025, $98,000 for 2026, $63,000 for 2027 and 2028.

20

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 – Property, Plant, and Equipment

Property, plant, and equipment and accumulated depreciation consisted of the following at December 31:

	Depreciable Life	Plant Account	Accumulated Depreciation	2023 Net Balance	2022 Net Balance
Plant in service
General support assets	2–39 years	$19,942,992	$(5,542,941)	$14,400,051	$12,069,640
Central office assets	2–13 years	18,238,675	(9,898,025)	8,340,650	8,054,036
Fiber and other network assets	2–54 years	246,071,241	(49,469,711)	196,601,530	155,277,079
Cable television equipment	3–5 years	5,321,750	(3,643,013)	1,678,737	1,147,120
Total plant in service		289,574,658	(68,553,690)	221,020,968	176,547,875
Plant under construction	n/a	52,746,061	—	52,746,061	52,228,076
Total		$342,320,719	$(68,553,690)	$273,767,029	$228,775,951

Capitalized interest was $3,595,373 during the year ended December 31, 2023 and $1,710,811 during the year ended December 31, 2022.

Note 6 – Other Accrued Liabilities

Other accrued liabilities consist of the following as of December 31:

	2023	2022
Accrued interest	4,451,750	$3,763,326
Accrued contractor costs	2,199,460	2,078,067
Accrued vacation, bonus, and payroll	2,319,964	1,600,839
Pole contacts	731,732	1,004,133
All other accrued liabilities	5,690,752	3,756,878
Total other accrued liabilities	$15,393,658	$12,203,243

Note 7 – Significant Contracts and Deferred Revenue

During 2022, the Company was awarded an Ohio Residential Expansion Broadband Grant and received $9,018,908. During 2023, the Company received an additional $9,018,908. The grant is included in noncurrent deferred revenue on the consolidated balance sheets and will be amortized to revenue ratably over the life of the constructed network assets once the assets are in service. The capital project in connection with the grant funding was still in the permitting phase as of December 31, 2023.

During 2022, in connection with its acquisition of the fiber assets from an electric utility, the Company entered into an indefeasible IRU agreement with the electric utility to provide the utility certain fibers on the acquired network for 20 years. The value attributed to the IRU was approximately $1,900,000. The Company is recognizing revenue ratably over the 20-year term of the agreement.

21

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

During 2013, the Company entered into an IRU agreement with Verizon to provide access to approximately 223 route miles of optical fibers in various portions of the Company’s network. The total contract is for $3,500,000 and had an initial contract term of five years, subject to future extensions of up to a total of 20 years. The Company is recognizing revenue ratably over the 20-year term of the agreement.

During 2012, the Company entered into an IRU agreement with Windstream KDL, Inc., a Kentucky corporation, to provide Windstream approximately 250 route miles of dark fiber and associated property for $1,524,780. The Company is recognizing revenue ratably over the 20-year term of the agreement.

During 2010, the Company entered into a contract with SOHCN to construct and manage a fiber-optic network. SOHCN had previously been awarded a $15,765,417 subsidy from the FCC’s Rural Healthcare Pilot Program (administered by USAC) to develop a network to connect rural health care providers in 13 southern Ohio counties and partnered with the Company to build the network. The total amount of the contract was $18,547,549, with USAC contributing $15,765,417 and SOHCN contributing the balance of $2,782,132. The term of the contract is 20 years, and the maximum term of network services to be provided to SOHCN participants is 10 years. The Company is recognizing revenue ratably over the 10-year maximum term of the network services agreement with the SOHCN participants, and at December 31, 2021, all revenue has been fully recognized. The Company has also granted to SOHCN an IRU for certain dark fiber strands within the Company’s network, should the Company fail to comply with certain terms of the contract.

With the exception of the dark fiber IRU rights granted to SOHCN, the Company retains full title, rights, and interest in the network and is responsible for its management and maintenance.

Deferred revenues associated with significant contracts consists of the following at December 31:

	2023	2022
Current
RUS grant	$12,796	$12,796
IRU and other non-recurring	2,235,946	2,095,870
Total current deferred revenue	2,248,742	2,108,666

Noncurrent
RUS grant	149,691	162,487
HB2 grant	18,037,815	9,018,907
IRU and other non-recurring	7,374,654	6,263,835
Total noncurrent deferred revenue	25,562,160	15,445,229
Total deferred revenue	$27,810,902	$17,553,895

22

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8 – Long-Term Debt

Long-term debt consists of the following at December 31:

	Interest rate at December 31, 2023	2023	2022

TD Securities (USA) LLC, variable rate	9.79% - 9.83%	$162,885,000	$159,350,000
Deutsche Bank AG, variable rate	12.96%	45,000,000	45,000,000
Bregal PIK notes, fixed rate	12.25%	47,211,967	41,859,189
Total notes payable		255,096,967	246,209,189
Less unamortized debt issuance costs		(4,247,442)	(5,535,184)
Less current maturities		(3,081,563)	—
Net long-term debt		$247,767,962	$240,674,005

The Company has credit facilities with TD Securities (USA) LLC and Deutsche Bank AG New York Branch that provided for term loans totaling $185,000,000, delayed draw term loans in the amount of $14,350,000, and revolving lines of credit in the amount of $10,000,000. Principal and interest payments are due quarterly, and interest is payable at Secured Overnight Financing Rate (SOFR) plus applicable. The Company is also required to meet certain leverage and interest coverage ratios, evaluated on a quarterly basis.

The Company entered into a second amendment to its credit agreement with the aforementioned lenders effective February 15, 2024. The amendment provides an interest coverage holiday period through April 1, 2024 and froze any outstanding revolver and delayed draw capacity.

On April 14, 2022, the Company obtained a $38,409,451 subordinated PIK note from Bregal Sagemount. Interest on the note compounds quarterly at 12.25%. As of December 31, 2023 and 2022, interest accrued on the note totaled $8,833,265 and $3,449,738, respectively.

Maturities of long-term debt obligations for the years following December 31, 2023, are as follows:

2024	$3,081,563
2025	4,108,750
2026	7,190,313
2027	193,504,374
2028	47,211,967
Total	$255,096,967

23

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9 – Income Taxes

The Company’s income tax benefit consists of the following for the years ending December 31:

	2023	2022
Current
Federal	$—	$26,765
State and local	(257,561)	27,682
Deferred
Federal	(6,041,972)	(3,474,145)
Total income tax benefit	$(6,299,533)	$(3,419,698)

The effective tax rate differs from the statutory federal income tax rate primarily due to nondeductible items, state income taxes, and return to accrual adjustments related to prior year accruals.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits companies to immediately claim unused alternative minimum tax (AMT) credits. The Company has AMT refund claims totaling $163,594 as of December 31, 2023.

Deferred income taxes result from temporary differences between the financial reporting and tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows at December 31:

	2023	2022
Deferred income tax assets
Uncollectible accounts	$106,568	$73,564
Accrued vacation	72,224	54,060
Pensions and other retirement benefits	179,114	429,952
Deferred revenue	5,571,420	3,352,572
Net operating loss carryforwards	19,341,271	14,548,757
Inventory reserve	33,810	16,378
Transaction costs	407,391	—
Interest expense carryforward	11,287,992	6,131,011
Other	348,882	179,711

Total deferred income tax assets	37,348,672	24,786,005

Deferred income tax liabilities
Commissions	(522,818)	(426,769)
Property and equipment	(38,355,796)	(31,682,667)

Total deferred income tax liabilities	(38,878,614)	(32,109,436)

Total deferred income taxes, net	$(1,529,942)	$(7,323,431)

24

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company has federal net operating loss carryforwards of $90.7 million and $66.8 million for the years ended December 31, 2023 and 2022, respectively. Approximately $11.3 million of net operating loss carryforwards are scheduled to expire between 2033 and 2035. The remainder have no expiration period. The Company has interest expense carryforwards of approximately $51.8 million and $28.1 million with no expiration period as of December 31, 2023 and 2022, respectively.

Note 10 – Pension Plans and Other Retirement Benefits

The Company has three trusteed pension plans covering certain salaried and hourly employees. The Company’s funding policy is to be in compliance with the Employee Retirement Income Security Act guidelines. The plan’s assets consist primarily of investments in common stocks, bonds, notes, and cash equivalents. The Company applies the accounting and measurement practices prescribed by the Compensation — Retirement Benefits topic of the FASB ASC.

In addition, the Company provides coverage of postretirement medical and life insurance benefits to eligible retirees whose status at retirement from active employment qualifies for postretirement benefits. Coverage of postretirement benefits is also provided to totally and permanently disabled active employees whose status at disablement qualifies for postretirement benefits as a retiree from active employment. Certain eligible retirees are required to contribute toward the cost of coverage under the postretirement health care plan. In some circumstances, retirees older than 65 qualify for a stipend of $100 (single) to $200 (married) to cover medical, dental, and prescription coverage.

In December 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Act) became law in the United States. The Act introduces a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with the Defined Benefit Plans — Other Postretirement topic of the FASB ASC, the Company concluded that its benefits are actuarially equivalent under the Act and has included the effect of the Act in its measurement of its benefit obligation recognized at December 31, 2023 and 2022.

In accordance with the Compensation — Retirement Benefits topic of the FASB ASC, the Company has elected to amortize the unrecognized prior service cost at the date of adoption over a 20-year period.

The measurement date for the pension plans and the postretirement benefit plan is December 31.

25

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The funded status of the plans are as follows at December 31:

	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$21,852	$29,500	$99	$324
Interest cost	1,194	874	5	9
Actuarial (gain) loss	340	(6,458)	0	(211)
Employee contributions	—	—	—	1
Benefits paid	(1,893)	(2,064)	(19)	(24)
Benefit obligation, end of year	21,493	21,852	85	99

Change in plan assets
Fair value of plan assets, beginning of year	19,978	26,571	—	—
Actual return on plan assets	2,654	(4,546)	—	—
Employer contributions	18	18	19	23
Employee contributions	—	—	(19)	(24)
Benefits paid	(1,893)	(2,065)	—	1
Fair value of plan assets, end of year	20,757	19,978	—	—
Funded status	$(736)	$(1,874)	$(85)	$(99)

The assumptions utilized in the calculation of the pension and other postretirement benefit obligation are as follows at December 31:

	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
	(Percent)
Discount rate
Salaried employees' plan	5.40	5.71	—	—
Union employees' plan	5.40	5.71	—	—
Supplemental plan	5.49	5.77	—	—
OPEB	—	—	5.46	5.59
Expected return on plan assets	7.00	6.50	—	—

The expected long-term rate of return was developed by considering the target asset allocation, long-term historical market returns, and long-term projected market return.

The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.0% in 2023 and 6.5% in 2022, declining gradually to 5.0%.

26

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes amounts included in accumulated other comprehensive loss not yet recognized as components of net periodic benefit costs at December 31:

	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
	(In thousands)
Prior service credit	$—	$—	$(2,463)	$(3,108)
Net actuarial loss	5,306	6,813	1,542	1,820
Deferred taxes	(1,156)	(1,575)	201	281
Total	$4,150	$5,238	$(720)	$(1,007)

Amounts expected to be recognized as components of net periodic benefit cost for the next year are as follows:

	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
	(In thousands)
Prior service credit	$—	$—	$(645)	$(645)
Net actuarial loss	347	527	248	279
Total	$347	$527	$(397)	$(366)

The components of net periodic benefit cost include:

	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
	(In thousands)
Interest cost	$1,195	$874	$5	$9
Expected return on plan assets	(1,334)	(1,668)	—	—
Amortization of prior service credit	—	—	(645)	(645)
Amortization of net actuarial loss	527	454	278	310
Net periodic benefit cost	$388	$(340)	$(362)	$(326)

27

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Assets of the pension plans were invested as follows:

	Target % Allocation	Salaried Benefits Plan Assets at December 31		Hourly Benefits Plan Assets at December 31
		2023	2022	2023	2022
	(Percent)
Asset category
Equity securities	50–70	64	63	65	64
Fixed income securities and other	30–50	36	37	35	36
Total		100	100	100	100

The fair values of plan assets by asset category are as follows:

		Salaried Pension Benefits at December 31		Hourly Pension Benefits at December 31
	Fair Value Hierarchy Level	2023	2022	2023	2022
Asset category
Equity securities Common stock	1	$6,020,469	$6,539,521	$2,075,627	$2,302,506
Mutual funds - equity	1	1,559,474	2,466,958	737,556	868,967
Unit investment trusts - equity	1	2,296,720	372,598	658,190	131,171

Fixed income securities and other Cash and cash equivalents	1	234,216	982,053	68,942	711,197
Mutual funds - fixed income	1	4,397,610	3,497,831	1,781,529	1,062,319
Unit investment trusts -fixed Income	2	674,900	—	—	—
Gov't and Agency Obligations	2	250,244	941,782	1,533	101,219
Total		$15,433,633	$14,800,743	$5,323,378	$5,177,379

The Company’s investment policies and strategies, as established by the Retirement Plan Committee, are to invest assets per the target allocations stated above. The assets will be reallocated periodically to meet the above target allocations. The investment policy will be reviewed periodically, under the advisement of a certified investment advisor, to determine if the policy should be changed. Postretirement medical and life benefits are paid on a pay-as-you-go basis; therefore, no assets are held by the plan to fund these benefit obligations.

28

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Expected employer contributions in 2024 and future benefit payments for pension and other postretirement benefits are as follows:

	Salary Pension	Hourly Pension	Supplemental Pension	Other Benefits

Expected employer contributions December 31, 2024	$—	$—	$17,000	$16,861

Estimated future benefit payments
2024	$1,296,000	$392,000	$17,000	$16,861
2025	1,279,000	392,000	16,000	15,003
2026	1,268,000	392,000	15,000	13,134
2027	1,288,000	409,000	15,000	11,390
2028	1,267,000	406,000	14,000	9,782
Thereafter	5,957,000	1,991,000	56,000	29,720

The Company has a defined contribution plan covering all eligible employees of the Company. The plan provides for eligible participants to defer up to 60% of annual compensation, as defined under the plan, as contributions to the plan. For 2023 and 2022, the Company matched 100% of each participant’s salary deferral up to a maximum of 3% of a participant’s compensation and matched an additional 2% on 50% of the participant’s compensation. In addition, the Company contributed for each eligible participant an amount equal to 2% of a participant’s compensation, for a maximum Company match of 6%. The Company’s contributions to this plan were approximately $1,248,779 in 2023 and $961,342 in 2022 and are included in the applicable benefits expense in the consolidated statements of operations.

Note 11 – Leases

The Company enters into agreements for land easements, access rights, indefeasible rights of use, buildings, equipment, and personal property. These assets are utilized in the provision of broadband and telecommunications services to the Company’s customers. The Company’s leases have remaining lease terms ranging from 3 years to 25 years and may include one or more options to renew, which can extend the lease term from one to five years or more. The Company’s leases may also include scheduled rent increases and options to extend or terminate the lease which is included in the determination of lease payments when it is reasonably certain that the Company will exercise that option. For all asset classes, the Company does not separate lease and nonlease components, but rather accounts for the components as a single lease component. Operating lease expense is recognized on a straight-line basis over the lease team and is included in operating expense in the consolidated statements of operations, based on the use of the facility or equipment on which rent is being paid. Financing lease expense is included with interest expense and depreciation and amortization expense in the consolidated statements of operations.

Leases with a term of 12 months of less are not recognized on the balance sheet and the expense for these short-term leases is recognized on a straight-line basis over the lease term. Variable lease payments are expensed in the period incurred.

29

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the components of our lease ROU assets and liabilities at December 31, 2023 and 2022:

Type	Classification	2023	2022

Operating leases
Prepaid operating lease right-of-use assets	Right-of-use assets	$3,584,888	$2,963,467
Operating lease right-of-use assets	Right-of-use assets	5,549,020	5,229,488
		$9,133,908	$8,192,955
Current lease liability	Current portion, lease liability	$1,094,930	$988,094
Noncurrent lease liability	Noncurrent lease liability	4,529,139	4,245,173
Financing leases
Financing lease right-of-use assets	Right-of-use assets	$811,117	$660,561
Current lease liability	Current portion, lease liability	$198,564	$147,742
Noncurrent lease liability	Noncurrent lease liability	520,839	499,975

The components of lease expense for the years ended December 31, 2023 and 2022, consisted of the following:

	2023	2022
Finance lease cost
Amortization of right-of-use assets	$183,893	$30,187
Interest on lease liabilities	28,048	5,781
Operating lease costs	2,811,213	1,279,125
Total lease cost	$3,023,154	$1,315,093

The Company’s maturity analysis of lease liabilities as of December 31, 2023 is as follows:

	Operating Leases	Financing Leases
2024	$1,246,047	$221,450
2025	788,875	237,430
2026	703,315	255,221
2027	710,806	50,407
2028	710,221	—
Thereafter	2,112,294	—
Total lease payments	6,271,558	764,508
Less interest	(647,489)	(45,105)
Present value of lease liabilities	5,624,069	719,403
Less current obligation	(1,094,930)	(198,564)
Long-term obligation	$4,529,139	$520,839

30

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents supplemental cash flow information related to leases for the years ended December 31, 2023 and 2022:

	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from financing leases	$28,048	$5,781
Operating cash flows from operating leases	2,811,213	1,279,125
Financing cash flows from finance leases	183,893	30,187
Right-of-use assets obtained in exchange for new lease liabilities
Operating leases	$1,525,232	$3,741,817
Financing leases	306,991	690,748

Other Information

Weighted average remaining lease term (in years)
Finance leases	3	4
Operating leases	6	7
Weighted average discount rate
Finance leases	3.7%	3.7%
Operating leases	2.4%	2.1%

The Company also has agreements which generate lease revenue through operating lease agreements for the use of spare fiber capacity of its fiber network assets. Contract terms for these arrangements can range from 5 to 20 years and are billed monthly. Lease revenue from these arrangements was $2,407,195 during 2023 and $2,841,135 during 2022. Future lease revenues under the terms of the agreements are as follows:

2024	$2,799,776
2025	2,431,851
2026	2,201,614
2027	2,001,643
2028	1,914,848
Thereafter	6,989,304
Total	$18,339,036

Note 12 – Related-Party Transactions

Based on the Management Services and Acquisition Fee Agreement dated June 15, 2018 between the Company and Novacap Services Inc. (Novacap), a majority unit holder; the Company agrees to pay Novacap quarterly fees equal to 1% of the consolidated revenues of the Company, up to a maximum annual amount of $500,000 plus any applicable sales taxes, as consideration for general management and advisory services provided by Novacap. These management fees, which also include other expenses, totaled $576,113 and $511,114 for the years ended December 31, 2023 and 2022, respectively.

31

Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 13 – Litigation, Claims, and Assessments

The Company is subject to potential litigation, claims, and assessments as part of normal, ongoing operations. Liabilities are accrued for such occurrences when the likelihood of claims is probable, and amounts are known or can be estimated.

Note 14 – Members’ Capital and Incentive Unit Option Plan

Horizon Acquisition Parent, LLC members’ capital includes 34,600,000 issued and outstanding Series A Preferred Units ($.01 par value), 122.9926777 issued and outstanding Class A Units (no par value) and .2292766 issued and outstanding Class B Units (no par value).

During 2023, the Company issued 12.0783093 Class A Units at $2,235,412 per unit.

During 2023, the Company issued 34,600,000 Series A Preferred Units at $1 per unit. The Series A Preferred Units are non-redeemable and Series A Preferred Unit holders are entitled to receive dividends at a rate of 14% per annum, compounded quarterly, and computed on the issued price. No dividends have been declared or paid through December 31, 2023. Dividend arrearages totaled $1,254,352 as of December 31, 2023.

Preferred Series A Units, including associated dividend arrearages, have priority liquidation preference, followed by Class A Units, and then Class B Units.

In July 2018, the Board of Directors established an employee incentive unit option plan and authorized the grant of Class B Unit options of Horizon Acquisition Parent, LLC to certain employees of the Company. The maximum term of such unit options is ten years and vest over a five-year period, with 20% vesting after one year and quarterly thereafter.

The Company uses historical data to estimate unit option exercise and employee departure behavior used in the Black-Scholes-Merton option-pricing model. The expected term of unit options granted represents the period of time that unit options granted are expected to be outstanding. The risk-free rate for periods within the contractual term of the unit option is based on the U.S. Treasury yield curve in effect at the time of grant.

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Horizon Acquisition Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the Company’s granted Class B Unit options under the incentive unit option plan is as follows:

	Granted Options	Grant Date Fair Value Per Unit	Weighted Average Exercise Price Per Unit	Vested Options
December 31, 2023:
July 2018	2.22	$474,120	$1,010,146	2.22
April 2019	0.79	480,030 / 268,458	1,010,146 / 2,020,293	0.75
September 2020	2.15	613,396	1,113,688	1.90
March-April 2022	3.20	230,093	2,070,000 / 2,300,000	1.17
Total B unit options	8.37			6.04
December 31, 2022:
July 2018	2.22	$474,120	$1,010,146	1.96
April 2019	0.79	480,030 / 268,458	1,010,146 / 2,020,293	0.60
September 2020	2.15	613,396	1,113,688	1.08
March-April 2022	3.20	230,093	2,070,000 / 2,300,000	0.53
Total B unit options	8.37			4.17

As the Company’s units are not actively traded, it is not practicable for the Company to estimate expected volatility of its unit price; therefore, the Company calculated the expected volatility assumption by averaging the historical volatility of certain public companies from the telecommunications sector that in aggregate have operations comparable to that of the Company. A summary of the assumptions for the Class B Unit option grants are as follows:

Expected volatility	31.56% - 53.49%
Expected dividend yield	0.00%
Expected term (in years)	10
Risk free interest rate	.25% - 3.00%

The consolidated financial statements reflect a noncash compensation charge related to the unit options of $1,220,618 in 2023 and $544,030 in 2022.

Note 15 – Change of Control

On October 24, 2023, the unit holders of the Company entered into an agreement with Shenandoah Telecommunications Company to sell 100% of their equity interest. The transaction is expected to close in April 2024.

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